FOR IMMEDIATE RELEASE:

Synutra Reports Second Quarter Fiscal 2015 Financial Results

~2Q15 Sales Increase 15.7% Over Prior Year Period~
~Formula Sales Increase 29.5%~
~2Q15 Net Income Attributable to Common Stockholders Increase 68.6% Over Prior Year Period~
~Raises FY15 Net Income Guidance~

Qingdao, China and Rockville, Md. – November 10, 2014 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the second quarter of fiscal 2015,ended September 30, 2014.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We are very pleased with our results in the second quarter. Despite continued pricing competition from our peers, we saw a 45.8% increase year-over-year in volume sold, as well as a 29.5% increase in revenue over the same period last year in the powdered formula segment. During the second quarter, we continued to develop our strategic branding initiatives by further expanding our ‘Kangaroo’ personal service program and offering personalized nutritional consulting to our customers.”

“In September and October, we launched four new high-margin, premium products to complement our current, core line of products and take advantage of the expanding market for high-end formula in China. Our new products have already been well received by distributors. We expect to continue to build on this momentum through the second half of our fiscal year,” concluded Mr. Zhang.

Second Quarter Fiscal 2015 Financial Results

Net sales were $102.5 million for the second quarter of fiscal 2015, an increase of 15.7% from $88.6 million in the second quarter of fiscal 2014. Net sales from the Company’s branded powdered formula segment were $92.8 million, or 90.6% of net sales, in the second quarter, compared to $71.7 million, or 80.9% of net sales, in the prior year period. By volume, sales of powdered formula products increased 45.8% to 7,294 tons in the second quarter, compared to 5,004 tons in the prior year period. The increase in sales volume was offset by an 11.1% decrease in average selling price. Average selling price decreased from $14,319 to $12,724 per ton in the second quarter due to higher contribution from products with lower unit prices, including adult formula products and exclusively marketed private label infant formula products.

Net sales from Nutritional Ingredients and Supplements were $6.7 million, or 6.5% of total net sales, compared to $5.3 million, or 6.0% of net sales, in the prior year period. This segment is primarily comprised of chondroitin sulfate materials sold to certain international pharmaceutical companies through annual supply contracts. As the price of raw materials for these products has significantly increased recently, the Company has renegotiated pricing with two customers and is now selling its products in this segment at higher prices.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, were $2.9 million, or 2.8% of net sales, in the second quarter of fiscal 2015, compared to $11.6 million, or 13.1% of net sales, in the prior year period. Sales in this segment remain opportunistic.

Gross profit was $43.9 million in the second quarter of fiscal 2015, compared to $38.9 million in the prior year period. Gross margin was 42.8%, a small decrease from 43.9% in the prior year. Powdered formula margin was 45.6%, down from 53.4% in the prior year period, due to decreased average selling price as well as higher unit production costs due to higher costs for raw milk powder.

Selling and distribution expenses were $14.9 million in the second quarter of fiscal 2015, compared to $13.5 million in the prior year period. Advertising and promotional expenses were $8.9 million in the 2015 second quarter, compared to $10.8 million in the prior year period.  The combined percentage of sales of these two expenses decreased from 27.4% in the second fiscal quarter last year to 23.2% in the same period this year, primarily reflecting improved sales and promotion efficiency in the Company’s IMF sector.

Synutra’s gain on disposal and liquidation of subsidiaries was $0.3 million in the second quarter of 2015. This gain represents a gain on the disposal of the Company’s Beijing Huiliduo subsidiary. In July 2014, the Company entered into an agreement to dispose of Beijing Huiliduo for a total cash consideration of $1.3 million. The Company has already received 10% of the consideration, with the remaining 90% expected to be paid by the end of fiscal 2015.

Income from operations was $13.6 million, an increase of 53.2% over the prior year period. Net income attributable to common stockholders was $10.2 million in the second quarter of fiscal year 2015, or $0.18 per basic share, a 68.6% increase from net income of $6.1 million, or $0.11 per basic share, in the prior year period.

First Half Fiscal 2015 Financial Results

Net sales for the first half of fiscal 2015 ended September 30, 2014 increased to $188.44 million from $170.8 million in the prior year period. Net sales from branded powdered formula products increased to $175.0 million, or 92.9% of net sales, compared to $139.7 million, or 81.8% of net sales, in the prior year period.

Gross profit increased 10.3% to $82.7 million for first half of fiscal 2015 from $75.0 million in the prior year period. Gross margin remained consistent year-over-year at 43.9%.

Income from operations was $37.9 million for the first half of fiscal 2015, compared to $15.8 million in the prior year period.

Net income attributable to Synutra International, Inc. common stockholders was $28.2 million for the first half of fiscal 2015, or $0.49 per basic share, compared to $10.8 million, or $0.19 per basic share, in the prior year period.

Balance Sheet

As of September 30, 2014, the Company had cash and cash equivalents of $47.7 million and restricted cash of $183.9 million, including the current and non-current portions.  Net accounts receivable increased to $18.9 million as of September 30, 2014 from $14.4 million as of June 30,

2014. The Company’s inventory position increased to $84.2 million from $77.3 million. Total debt was $354.5 million, including $118.8 million of short-term debt and $102.4 million of long-term debt due within one year, representing an increase of $13.1 million from last quarter.

Fiscal 2015 Financial Outlook

The Company continues to expect strong top line growth and greater operating leverage in fiscal 2015, with full year infant formula segment sales expected to grow by at least 20% over fiscal 2014 results. This growth is expected to be primarily driven by increased sales volume while ASP remains largely unchanged.  Assuming the same sales ratio as fiscal 2014 for all product segments, total revenue growth is also expected to be at least 20% over last year, or between $450 and $500 million. Synutra has raised its net income guidance for fiscal 2015 from $50-60 million to $55-65 million. This represents bottom line growth of at least 75% over fiscal 2014.

Conference Call Details

The Company will hold a conference call on Tuesday, November 11, 2014 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
China Toll Free:	400-120-0654
Conference ID:	26447138

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of September 30, 2014, this network comprised over 700 independent distributors and over 500 independent sub-distributors who sell Synutra products in approximately 23,000retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 646-328-2552

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	September 30, 2014	March 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$47,747	$90,915
Restricted cash	93,126	67,211
Accounts receivable, net of allowance	18,926	17,763
Inventories	84,169	83,986
Due from related parties	4,509	3,109
Income tax receivable	222	244
Receivable from disposal of a subsidiary	6,832	0
Prepayments, tax receivables and others	28,584	22,028

Total current assets	284,115	285,256

Property, plant and equipment, net	161,767	145,833
Land use rights, net	8,743	10,957
Intangible assets, net	4,062	4,270
Restricted cash	90,774	100,533
Due from related parties	1,800	2,355
Other assets	2,169	1,479

TOTAL ASSETS	$553,430	$550,683

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$118,785	$115,917
Long-term debt due within one year	102,429	91,505
Accounts payable	41,987	39,616
Due to related parties	1,500	1,556
Advances from customers	14,850	15,692
Income tax payable	1,111	0
Other current liabilities	40,390	45,980

Total current liabilities	321,052	310,266

Long-term debt	133,285	160,533
Deferred government subsidy	4,031	4,247
Capital lease obligations	7,846	7,898
Other long-term liabilities	6,167	6,483

Total liabilities	472,381	489,427

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at September 30, 2014 and March 31, 2014, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(76,402)	(104,579)
Accumulated other comprehensive income	20,136	30,529

Total Synutra common shareholders’ equity	79,180	61,396

Noncontrolling interest	1,869	(140)

Total equity	81,049	61,256

TOTAL LIABILITIES AND EQUITY	$553,430	$550,683

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013

Net sales	$102,464	$88,556	$188,439	$170,761
Cost of sales	58,564	49,667	105,776	95,791

Gross profit	43,900	38,889	82,663	74,970

Selling and distribution expenses	14,856	13,496	27,449	28,267
Advertising and promotion expenses	8,913	10,763	18,615	19,239
General and administrative expenses	6,992	5,831	14,247	12,283
Gain on disposal and liquidation of subsidiaries	332	0	15,294	367
Government subsidy	167	103	295	268

Income from operations	13,638	8,902	37,941	15,816

Interest expense	3,703	4,024	8,540	7,911
Interest income	1,717	1,023	3,405	2,110
Other income (expense), net	(103)	111	(34)	852

Income before income tax expense	11,549	6,012	32,772	10,867

Income tax expense	45	14	2,871	93

Net income	11,504	5,998	29,901	10,774

Net income (loss) attributable to the noncontrolling interest	1,267	(75)	1,724	(74)

Net income attributable to common stockholders	$10,237	$6,073	$28,177	$10,848

Earnings per share - basic and diluted	$0.18	$0.11	$0.49	$0.19

Weighted average common stock outstanding - basic and diluted	57,301	57,301	57,301	57,301

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data